UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12
BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

The following is a transcript from the teleconference announcing results for the nine months ended September 30, 2005 and fiscal 2004 and completed restatement of results for fiscal years 2000 to 2003.
KATHY ABBOTT
Thank you. Good morning everyone and thank you for joining us today for the Bally Total Fitness investor conference call.
Before turning over the call to Paul Toback, Chairman and Chief Executive Officer, and Carl Landeck, Chief Financial Officer, let me remind you that this presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements include, for example, statements regarding anticipated future financial and operating performance and results including estimates for growth. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein.
Please refer to the Company’s filings with the Securities and Exchange Commission and recent press releases for a listing of certain of these factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation.
Bally Total Fitness undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this presentation.
And now, I will turn the call over to Paul Toback. We will take questions after the presentation. Paul.
PAUL TOBACK
Good morning and thank you for joining us today for the Bally Total Fitness investor call. Here with me is Carl Landeck, Bally’s chief financial officer, Kathy Abbott the Company’s Treasurer and Marc Bassewitz, the Company’s General Counsel.
First and foremost I am very pleased to finally be able to report our financial results for the first time since spring of 2004. These results cover five years ranging from 2000 to 2004 as well as results from the first three quarters of 2005 which brings the Company up to date and in compliance with all our filing requirements. There is a tremendous amount to go through. Lots of data, lots of statistics, lots of changes and most importantly, lots of positive results and trends. However, I believe the story is a relatively simple one despite the tremendously challenging execution. Bally Total Fitness is a turnaround story where our objectives were three: to fix the operations, restore credibility to the financial statements and address the debt-heavy capital structure. And while the benefits of some of the initiatives we have put in place have still yet to be fully realized, the good news is the foundation we have laid is solid and will support our future growth.
Over the past months, the investors in this Company have changed dramatically. Some of you are long-term holders who have been with us through all the changes we have been making. You understand the Herculean task we faced and today, you are beginning to see the results of our efforts. Many of you are new investors who have not had the benefit of having facts to evaluate our results and instead have been subject to the fiction being propagated on the Street by people with their own agendas and then repeated by others disadvantaged by no other source of information. For you, I want to set the record straight. Therefore, I will start by putting this audit into the context of the overall turnaround we have instituted at Bally.
When I first became CEO almost three years ago, Bally was in the midst of an operational decay coupled with a lack of faith in our accounting. Operationally, membership sales were down; our sales team pushed expensive memberships, many with low down payments; customers had to sign long term contracts to join; customer service was not measured or rewarded; my predecessor refused to acknowledge the competition as a business factor or to develop a strategy to address competitive forces; member retention was not a goal; sales were more important than profits; the organizational structure was bloated; the marketing plan was old and tired and there was a lack of accountability in our clubs. With all those challenges on our plate, prior management chose to pursue expensive acquisitions of high-end health clubs without a plan for their integration or growth. As an example, management spent over $5million dollars of our scarce capital on a venture to construct the most expensive health club we ever built—unfortunately this investment was to build a British company’s health club right here in our home town of Chicago.
In addition, we invested millions of dollars on bad club locations, an ill-conceived club design, and narrow, unfocused strategies from the same consultant who now seeks to be the Company’s savior. Some of those included spending $5 million buying a money losing, on-line shopping site and spending $12 million of our scarce capital buying back our own stock in a futile attempt to prop up the stock price at roughly $18/share.
On top of all those operational challenges, our accounting was not only hard to understand, but it and our financial team lacked credibility with investors. Many of you complained to me when I first assumed this role that the accounting method cast doubt on our Company’s results and that no one but our former CFO could understand it. As it turns out, the skeptics were right, as the accounting was wrong in dozens of ways that overstated revenues and understated expenses. We later learned that our former CEO Lee Hillman and our former CFO John Dwyer had made almost no preparation for complying with Sarbanes Oxley, drastically underspending on systems and leaving our internal controls lacking in material aspects, which required a subsequent investment of millions and is expected to continue to require investment in 2006. During this time, Hillman, Dwyer, and their longtime friend and Bally’s paid investment consultant, Manny Pearlman were pursing a sale of the Company to Health South while ignoring the problems of the Company that needed fixing. In that deal Bally shareholders were to receive Health South stock in the days immediately preceding that Company’s implosion.
That is the situation we inherited and these are the facts.
Our task was to immediately right the ship and address the operational turnaround. We needed to increase sales, rebuild morale, restructure the club operations, improve service and training, cut costs and bureaucracy, revamp our membership sales process, develop a professional marketing strategy, redesign our clubs and address the accounting. We also needed to address our debt heavy capital structure. Despite the fact that we began Bally’s transformation immediately, the process of turning around a languishing $1 billion retail operation with more than 400 locations and a broken business model has proven to be incredibly complex and time-consuming. But, we are seeing real signs that the strategy is working.
In fact, we have made tremendous progress over the last 36 months; progress that has actually accelerated during the past 18 months even as we worked to correct the accounting problems.
I’ve used the analogy with our team here that our experience has been like changing the tires on a car going sixty-miles per hour. Now with the opportunity to publicly assess our efforts and progress, I’d amend that analogy to say we’ve been changing the tires on a car going sixty-miles per hour while making a right turn and avoiding potholes.
All that being said, I’m pleased to report that the Bally we are re-introducing to you today is in the midst of a radical transformation for the better. We’ve moved from a culture that was single-mindedly focused on sales growth, to a far more service-oriented and customer-centric mindset, with a new focus on profitability, accountability and transparency at all levels. We have a much more conservative approach to running the business, both operationally and financially with the goal of enhancing shareholder value.
I’d like to share some of the progress we have made on what I view as key milestones in our turnaround:
•	We’ve significantly and successfully cut costs across the board and instituted far tighter financial controls across the Company. This has been accomplished through the consolidation of back office functions, streamlining management positions, and reducing corporate benefits, among other things. You can see that our membership service costs, which are the operating costs of our clubs and include personal training costs, were up only .7 percent from 2003 to 2004 despite a 26 percent, or $26 million, increase in personal training revenue. The benefits of our cost control continued during the first nine months of 2005 where membership services costs decreased $16.3 million from the same period in 2004. In addition to those reductions, advertising expense in 2005 is down 7 percent or nearly $4 million versus 2004. Therefore, operating costs in total for 2005 are down $7.7million or 10 percent despite inflation and an increase of $13.8 million in G & A related mostly to investigations, consents, litigation and audit costs.
•	We increased sales of memberships in 2004 to record levels and despite all the operational changes in 2005 and the related distraction, we signed up more members than we did in 2004. In 2004, we signed up 1,165,000 members, a 21 percent increase over 2003. Through the first nine months of 2005 we sold 951,000 new members, a 4 percent increase over 2004 sales.

•	We’ve radically changed the way we sell and account for memberships. In the past, Bally only offered multi-year membership contracts. Our research and history told us that many customers wanted another alternative and in fact most competitors were selling without any commitment but with higher attrition. We knew we had the opportunity to sell both ways. Today’s Bally membership model is far more flexible, and consumer friendly. Beginning in 2003, we introduced “pay as you go” programs, which now represent up to 20 percent of all new customers. More recently we introduced the Build Your Own Membership plan, which simplifies the enrollment process, eliminates the long, complicated contracts and enables customers to choose the membership type, amenities, and pricing structure they prefer. The BYOMsm program is now available nationwide.

•	One important benefit of Build Your own Membership is its impact on customer satisfaction and therefore its aid in reducing member attrition. BYOM is structured to more closely align customers’ down payments with their monthly payments. Said another way, prior to our new plan, customers were encouraged to sign up for expensive membership packages, yet could purchase those packages with as little as a $5 down payment on what could be a $75-$80 monthly dues payment. Well, we know how likely someone is to pay those monthly fees if they can’t or won’t commit to more than $5 at the point of sale when they are most enthusiastic about starting a fitness program. BYOM moderates the monthly fees and more closely matches down payments to monthly payments to a level that we know significantly increases their likelihood of payment. Since full implementation of BYOM, we have seen down payments less than $49 drop almost in half. And it is no surprise that in BYOM markets over the past year, we have seen short term failure fall an average of 4.5 percentage points—a 19 percent decrease which dramatically shows the power of our new plan. Every point reduction in failure can be worth $10 million to the Company on a fully mature basis.

•	In the vast majority of markets, we have now eliminated or greatly reduced the practice of discounting renewal dues, which was not only poor business, but also an accounting complexity that required significant resources to address. The customers who stay beyond their initial commitment period no longer have a right to have their payments drop considerably—a lopsided business model which caused the average person in their renewal term to be paying us on average only about $12/month.

•	We’ve introduced a new club design, offering higher-end amenities and a more contemporary look and feel over our traditional clubs. This model was developed based on new research and customer usage trends and has been introduced in approximately 19 clubs. To date, it has been met with very favorable consumer response and sales at new clubs with this design are ahead of our business plans with a 25-30 percent IRR

•	We’ve revamped our entire marketing organization and strategy. Under the leadership of our new Chief Marketing Officer, we’ve placed a greater emphasis on non-conventional and buzz marketing initiatives such as our participation on the highly-rated television show, The Apprentice. We also expect to unveil our new television advertising campaign in the next 30 days, which is designed to focus on Bally’s emotional appeal as a brand, and our growing emphasis on wellness across all aspects of life. This marketing approach replaces our 1980’s marketing plan which featured celebrities and hard bodies; a strategy which was successful back then, but like many of the people in the ads, now way past its prime. All these changes are based on researched insights and feedback from current and potential customers. At the same time, we’ve brought our marketing into the new century by expanding and strengthening our web-based sales and marketing initiatives.

•	We’ve expanded our product and service offerings beyond personal training, Bally-branded nutritional products, and fitness related merchandise to include our online nutrition and weight management program. We’re also now the largest provider of martial arts training through our Bally Total Martial Arts program, which not only provides a healthy fitness outlet for a new customer segment —children, but also attracts parents and other family members who can be cross-sold on the benefits of a Bally membership. We continue to expand our retail partnerships for Bally-branded nutrition products, which are now sold in approximately 7,000 outlets, including Wal-mart.

•	We also have continued to expand internationally in a very cost-effective way through franchising. Today, for example, we have 22 clubs in China and are the largest health club company there with minimal investment. In many secondary domestic markets, our cost structure does not allow us to have a presence through company-owned clubs, but now that we have filed our financials, we intend to use franchising as a way to profitably grow in some of those smaller markets.

•	We’ve significantly strengthened our senior management team – especially in the vitally important areas of finance and accounting. We have recruited a new CFO, Treasurer, Controller, Assistant Controller, Chief Marketing Officer, Head of Customer Relationship Marketing, Chief Information Officer and Head of Training.

•	We’ve made significant investments in IT, doubling our annual investment in the last two years. We spent just 1 percent of net revenues or $9 million in 2002. In 2004, we increased our spending to $18.2 million or 1.9 percent of revenues mostly out of necessity to comply with Sarbanes-Oxley and to update our antiquated systems to implement our new membership programs from BYOM to a capability to sell on-line and improve member data security.

•	We’ve radically changed our compensation structure at the club level to better incentivize quality service and member retention, as opposed to simply sales. Profit based compensation is now the rule not the exception and managers at every level have learned that they make money when the shareholders make money.

•	We’ve instituted new training initiatives for club personnel to make sure that all Bally employees who interact with customers have the appropriate health and fitness, as well as customer service, knowledge and expertise.

•	We’ve brought in experts to overhaul our Call Center, and are poised to launch initiatives that will improve customer service while at the same time reducing costs by automating some transactions. As part of those initiatives we will be offering a national toll-free customer service phone line. We expect these initiatives to significantly reduce the time customers are left on hold, improve and automate service, and save the Company in excess of $1 million annually.

•	We’ve engaged experts to help us optimize our real estate portfolio so that we can reduce our rent costs and exit leases in unprofitable or non-strategic properties. We are talking to landlords now about savings and ways to optimize our portfolio of clubs as part of that strategy. Also as part of that strategy we are seeking to exit some of our high-end brands. During the third quarter, we entered into an agreement to sell our Crunch Fitness division for 45 million dollars in cash. Most of the net proceeds from the sale will be used to reduce the $175 million of debt on our term loan. We are working hard to close this transaction.

•	Finally, we are halfway through rolling out our new club staffing and accountability model, calling for each fitness center to be run by a general manager who is compensated on the profitability of their fitness center. That model also includes a new sales commission program that rewards employees for providing quality service during the first 60 critical days of membership. The key to the success of our New Club Model is cross-training employees to serve in a variety of positions in the fitness centers so they service both the fitness and sales needs of our current and prospective members. We expect to substantially implement this phase of our business plan by the end of 2006.

While we were making all these operational changes, we have spent considerable time on our second strategy: restoring credibility to our finance structure. The restatement of five years of financial statements was a Herculean task of its own. I have been asked repeatedly why it took so long to get done. Critics have said that we should have been able to easily file by the July 1st date we originally established in December of 2004. This is nothing more than naiveté and hyperbole. When we announced a goal of July 31st we believed we were dealing with only a change in our revenue recognition. Our audit committee investigation had begun but was not complete. Working with our new auditors, KPMG, we soon realized that there was a systemic and cultural problem with our accounting and today we are disclosing literally dozens of restatement items, which show the depth of the problems and the magnitude of our challenges. On top of that, back in December of 2004, we did not know that the independent investigation by our Audit Committee would require us to fire our senior accounting officer and lead us to make the decision to no longer rely on past audits by our former auditors Ernst and Young. That decision meant we had to completely re-audit 2002, 2003 and audit 2004. In 11 months, we have now completed our 2004 10-K and five 10-Qs bringing us completely up-to-date in our filings. The volume of work coupled with the lack of historical knowledge by our new financial team and new auditors was only made worse by the lack of automation and controls in our financial systems. Basically, it has been a nightmare that we have finally awakened from.
The exciting news is that our financial results are beginning to reflect the success of our turnaround efforts. Costs are down, revenues are up and we have re-tooled a number of products and services to drive growth and membership retention. Looking at the restated numbers, the trends are moving in the right direction. Net income has gone from a negative $100 million in 2002 to negative $30 million in 2004 to a positive $1.8 million for the first nine months of 2005. This year we have achieved an increase in revenue, operating income and net income and operating results, with little deterioration in membership levels. We think that’s quite a testament to the effectiveness of our strategies and the dedication of our employees.
Net revenues for the nine-month period in 2005 grew 1.8 percent over 2004, to $803.6 million. Remember that fiscal year 2004 was a record year for us, with revenues topping one billion dollars for the first time in the Company’s history. And, we’re already ahead of that record pace at the nine-month mark for 2005. We are continuing to see sales of personal training sessions lead overall revenue growth, which is consistent with our strategy of becoming more differentiated through an emphasis on value-added products. While we have grown new members this year, despite a 10 percent cut in marketing, we need to continue to grow net members and intend to do so as we realize the benefits of our service and sales initiatives including BYOM and its positive impact on retention. We also think there’s continued room for greater expansion in add-on services revenue.
Although this Company is clearly on the right track with demonstrable progress, there are still challenges. One challenge is to continue to improve our service culture with the ultimate goal of improving member retention. Our BYOM initiatives have shown real progress in stemming the tide this year of overall increase in attrition.
We are also focused on improving our retail operations, which is not yet profitable. With $50 million in revenue we must make retail a bottom line contributor
One of our challenges is that as the fitness category grows in popularity, we face growing regional competition from increasingly large, well-capitalized fitness companies. That challenge highlights the weakness in our own capital structure. Because of the significant cost associated with the restatement of financials, IT upgrades, bank consent solicitations, on-going litigation and higher interest expense, Bally has, for the last 12 months under-invested in both operations and marketing.
Therefore today we have announced plans to proactively address the third part of our strategy, which is addressing our highly leveraged capital structure. In order to take advantage of our growth opportunities and in order to compete effectively, we need more capital. I have talked about this initiative over this last two years and now with complete financial statements, we are ready to address the fundamental issue. Therefore, our Board of Directors has engaged J.P. Morgan to explore a range of strategic alternatives which may include, but are not limited to, a recapitalization, the sale of securities or assets of the Company, or the sale or merger of Bally Total Fitness with another entity or strategic partner. They will be working with The Blackstone Group, who has been advising the Board for the past year, to identify the best alternatives available to create shareholder value. We believe this is the correct action to pursue in order to successfully turn around the business for the long haul, and improve value for all shareholders, not just a few.

Now, I’ll turn the call over to Carl, who will give more detail on the key points of restatement for fiscal years 2000 through 2003 as well as several other items:
CARL LANDECK
Thanks, Paul. Good morning, everyone. Let me begin by thanking our Accounting and Legal staff at Bally, whose stubborn determination, commitment and sacrifice have ensured that our SEC filings are now current. You all know who you are and if I tried to name everyone, we’d never finish this call. Thank you to all and congratulations on a job well done.
Paul earlier alluded to the magnitude of the problems we inherited in Bally’s accounting organization. Those problems include a legacy of under-investment that left the Company’s accounting systems antiquated, with few controls or discipline. Insufficient investment in training, systems and technology had also left Bally ill-equipped to comply with the requirements of Sarbanes-Oxley. I’m pleased to report that after many months of round-the-clock work, we’ve now addressed a number of the limitations and have worked around those we can’t address in the short term. This is why we were able to release our audited financials, complete the restatement process and begin moving this Company forward.
One other point I would like to make is that Bally’s business model – especially as it pertains to revenue recognition — is far more complex than even I initially thought, and certainly more complex than many of our critics might have you believe. I have spent almost 20 years in corporate management of retail and retail related businesses, including several years in the cable television industry with its recurring revenue model. Having now been in the health club industry for 8 months at Bally, it is my observation that this industry has all of the challenges retailers face combined with the subscriber acquisition and retention challenges of a recurring revenue model business. However, acquisition and retention challenges in these other businesses are, in many ways, very different from those we face. Most of those businesses have limited competition and high consumer demand for their offerings. Who among us can live without their MTV or mobile phone? But the health club industry offers a different kind of benefit to its customers. To receive this benefit a customer must dedicate themselves to physically returning time and time again to the health club. Therefore customer service and personal relationships with members become important drivers of retention. Getting members the results they want and helping them achieve those results by having fun, I believe, are keys to success. This is very different from most recurring revenue model businesses. But there are real similarities to retail such as the need to drive customer traffic and closing sales in a competitive business where barriers to entry are low. Our business requires that we meet both sets of challenges and I am confident that we are on the right path. It is my belief that the plan that has been designed and laid out is the right plan for our business and that we have begun to execute on it.
Many of my years have been spent in turnaround situations where I have inherited significant deficiencies and weaknesses. Yesterday, with our SEC filings, we took a huge step forward. When I arrived at Bally, even I was surprised by the lack of discipline in the accounting area. This lack of discipline was coupled with a clear lack of investment in human resources, training and development and information systems technology to support the function. Having said that, aside from our improving operating performance, one of the great takeways from today’s call should be that that the discipline created from this restatement process is here to stay. We have transformed Bally’s accounting organization into a trained and supported group that is significantly better equipped today. We have much more work to do and investment to be made, but the foundation is now in place.
Now, I thought I’d spend a few minutes highlighting some of the areas that were addressed in our restated financial statements. While there are more than 2 dozen items identified as part of Note 2 to our 2004 audited financial statements, there were four basic areas in which the bulk of our issues resided, so I’ll focus there.
First, revenue recognition. Our membership services revenue is generally received on a basis that is different from the basis upon which it is recognized for GAAP financial reporting purposes. This difference results in a significant deferral of amounts received early in the membership period that is then recognized over an extended period of time. This recognition methodology results primarily from our long history of offering membership programs with higher levels of monthly or total payments during the initial contractual period of membership, followed by discounted payments in the subsequent renewal term to continue membership privileges. This practice of significantly discounting membership renewals, which we have begun to discontinue under BYOM programs, causes us to recognize revenue over the entire expected membership term. Implicit in this process is the need to develop estimates for this expected membership term and continuously monitor those estimates. Worth noting is that although we have begun changing the customer offer to eliminate the large renewal term discounting, existing memberships will continue to require deferral while new memberships will need to be evaluated as to the appropriate method to use in determining the amount of revenue to be recognized in each period. Also, because the Company had formerly sold multiple deliverables such as personal training, nutritional products and membership under the same contract, but were unable to qualify under EITF 00-21 for separating each component, we must similarly defer those otherwise separate items over the expected membership term. In summary, the primary component parts of deferred revenue are downpayments, initial term membership fees, paid-in-full memberships, prepaid dues, and bundled personal training and nutritional products as well as multi-session sales of personal training services.
Second, Valuation of Long-Lived Assets. In this area, we reviewed the Company’s previously utilized depreciation policy and determined that it was more appropriate to estimate the economic useful life of leasehold improvements at the lesser of 15 years or the remaining non-cancelable lease term. Previously, the total lease contract term or remaining lease contract term, including option periods, was utilized. This resulted in a complete recalculation to determine the appropriate amount of depreciation expense to be charged in each period. Also, for the restatement period, we were required to first apply SFAS 121 through December 31, 2001 and then adopt and apply SFAS 144 for the subsequent periods. The primary difference between the 2 standards is the treatment of goodwill and other intangible assets, which became the topic of its own SFAS. The most important determination to be made in 121 and 144 is the level at which impairment is to be tested, which we determined to be the club level as opposed to prior management’s utilization of market level. Our approach led to a total of almost $200 million in charges. We now monitor the carrying values of long-lived assets for potential impairment each quarter in accordance with SFAS 144.
Third, Goodwill and Other Intangible Assets. In this area, we engaged the services of an independent valuation firm to assist us with the determination of fair value at acquisition date of certain assets and liabilities purchased in all major acquisitions in the 1999 through 2002 time periods. There is no evidence that this work had ever been previously done and was necessary to appropriately allocate purchase price value to assets acquired. These value determinations are important as certain intangible assets are amortizing and some are not. Those that are not become the subject of impairment evaluations. For the restatement period, we were required to first apply SFAS 121 through December 31, 2001 and then adopt and apply SFAS 142 for the subsequent periods. The most important determination to be made in 142 is the determination of reporting units. Impairment is to be evaluated at the reporting unit level, which we determined to be the area level as opposed to prior management’s utilization of company level. Our approach led to a total of more than $200 million in charges. We now monitor the carrying values of Goodwill and Other Intangible Assets for potential impairment each year in accordance with SFAS 142.
Fourth, Lease Accounting. Just as many other retail-type businesses disclosed earlier this year, we undertook a review of our lease accounting area in connection with our restatement process. Previously, the Company did not use the required straight-line method of recording rent expense on leases with contractually obligated escalating rent steps. As part of our restatement exercise, we calculated the average rental obligation using the non-cancelable lease term factoring in all rent steps and now report rent expense in accordance with the rules. Also, we previously have reflected landlord contributions and allowances as a reduction of the capitalized fixed asset costs. With these restatements, we have corrected the presentation to reflect the capital asset at its cost and account for the allowance as a deferred rent liability. We have made the appropriate adjustments now reflecting approximately $100 million as a deferred rent liability for these two items.
Stepping back a bit to put a fine point on the enormity of the effort to complete these restatements and audits, the cumulative effect of our restatement adjustments was a net reduction to stockholders’ equity from the previously reported balance of approximately $1.7 billion as of December 31, 2001.
Before I turn this call back over to Paul for final comments, there are 2 other things I’d like to cover with you today. First of all, as of November 30, 2005, Bally had $40 million of borrowings and $13.9 million in letters of credit outstanding under its $100 million revolving credit facility. As of September 30, 2005, Bally had $20 million of borrowings and $13.9 million in letters of credit outstanding under the same revolver. The Company’s recent utilization of the revolving credit facility is primarily related to the $14.9 million payment arising out of an arbitration dispute with Household Credit, $8.0 million paid for consents to bondholders and banks relating to extending our financial reporting deadlines, $3.0 million paid to professional advisors in connection with the restatements and the October 17, 2005 interest payment on the Senior Subordinated Notes.
Secondly, another area that I thought important to mention today relates to mostly non-cash costs tied to incentive compensation plans. As a result of 2 shareholders acquiring more than 10 percent of the Company’s stock, change of control provisions in these incentive plans were triggered, resulting in the lapse of restrictions on approximately 1.6 million restricted shares. Costs associated with the vesting of these shares, as well as income tax gross up costs for certain executives, are reflected in the Company’s nine-month financial results as a $6.0 million charge.
That concludes my comments for today. Thank you for your attention and now I will turn the call back over to Paul for his concluding thoughts.
PAUL
I’d like to conclude our discussion by reiterating the core aspects of our turnaround strategy. Our strategy was to improve operations, restore credibility to our financials and address our capital structure and capital needs. I hope you can see from our financial results and the actions we have taken that we have made great progress.
From an operational perspective, we have been signing up record numbers of new members and put in place initiatives that are stemming the tide of growing attrition. Our principal strategies for achieving success include simplifying the membership pricing structure, revamping our club staffing model, properly aligning incentive compensation for employees around profitability, making customer service a top priority through enhanced training for employees, optimizing our product and service offerings and leveraging consumer health trends.
From a financial credibility stand point the release of our audited financials should give stakeholders confidence in our accounting and in our commitment to improve our financial controls.
At the same time, we are highly intent on improving Bally’s financial condition by modifying our capital structure, as well as divesting non-core assets. Getting this piece of the puzzle completed will provide us with sufficient financial flexibility to grow the business and re-invest in our clubs.
We continue to be very bullish on the outlook for the health and fitness industry. According to IHRSA’s most recent survey, health club membership grew by 8.5 percent in 2003, the latest period for which figures are available, and we see no reason why this trend should slow. Recent transactions in connection with the sale of privately held fitness properties have commanded very attractive multiples. We believe as Bally returns to profitability and continues to make progress on our strategic turnaround, that investors will come to see the value creation potential within Bally Total Fitness shares, and that the stock price will respond accordingly over time.
Of course there still remains a great deal of work to be done. However, we believe that the continued implementation and execution of our plan should continue to show positive results improving Bally’s long-term opportunities for success, as well as rewarding shareholders.
Now that our statements are filed, I look forward to talking to you in person or by phone and look forward to engaging in constructive dialogue with all shareholders.
Thank you and I’ll now open the call for questions. Operator?

Bally and its directors and executive officers may be deemed to be participants in the solicitation of proxies. Information regarding Bally’s directors and executive officers is contained in Bally’s Annual Report on Form 10-K for the year ended December 31, 2004 and other documents filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov. Exhibit 1 hereto contains information relating to participants in the solicitation.
Important Additional Information Will be Filed with the SEC
Bally plans to file with the SEC and mail to its stockholders a Proxy Statement. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.

EXHIBIT 1
PARTICIPANTS
     The following individuals may be deemed to be “participants” in the solicitation:
     Paul A. Toback was named Chairman of the Board in May 2003 and has served as a Director since March 2003 and President and Chief Executive Officer since December 2002. He was Executive Vice President from February 2002 to December 2002, Chief Operating Officer from June 2001 to December 2002 and Senior Vice President, Corporate Development from March 1998 to June 2001. Mr. Toback started with the Company in September 1997. He is an attorney licensed to practice in Illinois. As of September 30, 2005, Mr. Toback owned 556,803 shares of common stock and 552,000 options.
     Julie Adams was elected Senior Vice President, Membership Services of the Company in February 2003. Ms. Adams was Vice President of Membership Services from September 1997 to February 2003. As of September 30, 2005, Ms. Adams owned 93,250 shares of common stock and 165,000 options.
     Marc D. Bassewitz was named Senior Vice President and General Counsel of the Company in January 2005. Prior to joining Bally, Mr. Bassewitz served as outside counsel for the Company in his position as a partner at Latham & Watkins LLP. As of September 30, 2005, Mr. Bassewitz owned 165,000 shares of common stock and 73,000 options.
     William G. Fanelli was named Senior Vice President, Planning and Development of the Company in March 2005. Mr. Fanelli held the position of Acting Chief Financial Officer from April 2004 to March 2005, was Senior Vice President, Finance from March 2001 to April 2004 and was Senior Vice President, Operations from November 1997 to March 2001. As of September 30, 2005, Mr. Fanelli owned 230,967 shares of common stock and 225,000 options.
     Carl J. Landeck was named Senior Vice President and Chief Financial Officer of the Company in March 2005. Prior to joining Bally, Mr. Landeck served as Executive Vice President, Chief Financial and Administrative Officer of Levitz Home Furnishings, Inc. from August 2001 to December 2004, and was Executive Vice President, Finance and Chief Financial Officer of Cablevision Electronics Investments, Inc. from January 1998 to August 2001. As of September 30, 2005, Mr. Landeck owned 155,000 shares of common stock and 98,000 options.
     James A. McDonald was named Senior Vice President and Chief Marketing Officer of the Company in April 2005. Prior to joining Bally, Mr. McDonald most recently served as the Senior Vice President, Chief Brand Officer of RadioShack, Inc. As of September 30, 2005, Mr. McDonald owned 155,000 shares of common stock and 43,000 options.
     Harold Morgan was elected Senior Vice President, Chief Administration Officer in February 2003. Mr. Morgan held the position of Senior Vice President Human Resources from September 1995 to February 2003. As of September 30, 2005, Mr. Morgan owned 256,921 shares of common stock and 338,000 options.
     John H. Wildman was elected Senior Vice President and Chief Operating Officer in December 2002. Mr. Wildman was Senior Vice President, Sales and Marketing from November 1996 to December 2002. As of September 30, 2005, Mr. Wildman owned 245,000 shares of common stock and 330,000 options.
     Barry M. Deutsch has served as a Director since May 2004. Mr. Deutsch is the Chief Financial Officer and Vice President of Business Development of Ovation Pharmaceuticals, Inc., a fully-integrated pharmaceutical company focused on specialty therapeutic areas. Prior to that Mr. Deutsch served as Director, Corporate Finance of Prudential Vector Healthcare Group, a unit of Prudential Securities Incorporated, where he served as an investment banker specializing in health care industry transactions. Mr. Deutsch is a Certified Public Accountant. As of September 30, 2005, Mr. Deutsch owned 5,300 shares of common stock and 5,000 options.
     Eric Langshur has served as a Director since December 2004. Mr. Langshur is the Founder and Chief Executive Officer of TLContact, Inc., a privately held company that delivers innovative patient communication and education services to the healthcare industry. As of September 30, 2005, Mr. Langshur owned no shares of common stock and 5,000 options.
     J. Kenneth Looloian has served as a Director since December 1995. Mr. Looloian is a consultant to Di Giorgio Corporation and served as the Sr. Vice President, Chief Financial Officer of New Jersey Bell Telephone Company and Bellcore (now Telecordia Technologies) before his retirement. As of September 30, 2005, Mr. Looloian owned 5,000 shares of common stock and 20,000 options.
     James F. McAnally, M.D. has served as a Director since December 1995. Dr. McAnally is a private practitioner who specializes in hypertension and kidney disease. Dr. McAnally is also the Medical Director of Nephrology

Services at Trinitas Hospital in Elizabeth, New Jersey and a Clinical Associate Professor of Medicine at Seton Hall University, School of Graduate Medical Education. As of September 30, 2005, Dr. McAnally owned 12,500 shares of common stock and 20,000 options.
     John W. Rogers, Jr. has served as a Director since April 2003. Mr. Rogers is the Chairman and Chief Executive Officer of Ariel Capital Management, LLC, a privately held institutional money management firm and mutual fund company which he founded in 1983. He also serves as a director of Aon Corporation, Exelon Corporation, McDonald’s Corporation and as a trustee of Ariel Investment Trust. As of September 30, 2005, Mr. Rogers owned 10,000 shares of Common Stock and 10,000 options.
     The participants may assist the Company in its solicitation efforts for which they will receive no additional compensation. In addition, the Company has retained MacKenzie Partners, Inc. for advisory and solicitation services and has agreed to pay the firm reasonable and customary fees in connection with such services.